EXHIBIT 99.1

Superconductor Technologies Reports  Fourth Quarter and Full Year 2018 Results

AUSTIN, Texas, March 21, 2019 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (STI) (Nasdaq: SCON) reported financial results for the quarter and year ended December 31, 2018.

“In March of 2018, we announced we were focusing our Conductus® wire development efforts on applications that operate at low temperature in the presence of a high magnetic field, in large part due to the emerging industry trends and the attractive revenue potential forecast by several key customers,” stated Jeff Quiram, STI’s president and CEO. “One year later, I am pleased to report we have made significant progress to address these opportunities.

“Our Conductus wire is an enabling technology that is now optimized for superconducting magnet applications, including next generation electrical machines (NGEM) that aligned with the Department of Energy (DOE) project we were awarded along with our partners TECO Westinghouse Motor Company (TECO), Massachusetts Institute of Technology (M.I.T.), and the University of North Texas (UNT). In the last few months, we have transitioned our efforts from improving our best in class wire performance to ramping production volume and increasing piece lengths to meet customer requirements. Our customers have recommended that we focus on production ramp up in 2019, as their demand has changed from wire qualifying quantities to requirements for kilometers in the near term, with 10’s of kilometers later this year. We anticipate starting deliveries of kilometers in the second quarter. We believe that we remain well positioned to capitalize on significant demand from several customers.”

2018 Company Highlights

  Refined product focus to address requirements for superconducting magnet applications.

  Completed the first budget period of the $4.5 million, three-year NGEM project awarded by the DOE to STI and its partners TECO, M.I.T., and UNT:
    Recognized approximately $2 million in revenue from the start of the project in June 2017 through the end of the first budget period on September 30, 2018.

  Successfully achieved the key wire performance milestones for the first budget period of the DOE NGEM project.
    Produced enhanced Conductus wire that delivered 1.5X the critical current electrical performance and a 2X increase in in-field magnetic performance over the initial starting performance of the project as outlined in 2017. All of these results were verified and confirmed through third-party testing.
    In parallel, STI’s partners TECO and M.I.T. modeled components of a 5000-horsepower motor utilizing STI’s enhanced Conductus wire.
  Named seasoned technology leader Julie Johnson to STI’s Board of Director in October 2018.

Fourth Quarter and Full Year Financial Summary
STI did not record net revenues in the fourth quarter 2018, compared to $307,000 in the fourth quarter of 2017, $305,000 of which came from the company’s ongoing DOE NGEM project. Net loss for the fourth quarter 2018 was $2.3 million, or a loss of $0.70 per basic and diluted share, compared to a net loss of $1.9 million, or a loss of $1.73 per basic and diluted share in the fourth quarter of 2017.

For the year ending Dec. 31, 2018, total net revenues were $1.6 million, compared to $446,000 for the year ended Dec. 31, 2017. The net loss for the year 2018 was $8.1 million, or $4.03 per share, compared to $9.5 million, or $9.06 per share for the year 2017.

Please note: share and per share data for both periods is adjusted for the 1-for-10 reverse stock split effective on July 24, 2018.

As of Dec. 31, 2018, STI had $5.6 million in cash and cash equivalents. In 2018, STI raised approximately $10 million in net proceeds from equity related offerings.

Investor Conference Call
STI will host a conference call and simultaneous webcast today, March 21st, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its results. To listen to the call live, please dial 1-888-394-8218 at least 10 minutes before the start of the conference. International participants may dial 1-323-701-0225. The conference ID is 4603210.  The call will be webcast and can be accessed from the “Investor Relations” section of the company’s website. A telephone replay will be available until midnight ET on March 25th by dialing 1-844-512-2921 or 1-412-317-6671, and entering pass code 4603210. A replay will also be available at the web address above.

About Superconductor Technologies Inc. (STI)
Superconductor Technologies Inc. is a global leader in superconducting innovation. Its Conductus® superconducting wire platform offers high performance, cost-effective and scalable superconducting wire. With 100 times the current carrying capacity of conventional copper and aluminum, superconducting wire offers zero resistance with extreme high current density. This provides a significant benefit for electric power transmission and also enables much smaller or more powerful magnets for motors, generators, energy storage and medical equipment. Since 1987, STI has led innovation in HTS materials, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than 20 years STI utilized its unique HTS manufacturing process for solutions to maximize capacity utilization and coverage for Tier 1 telecommunications operators. Headquartered in Austin, TX, Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol “SCON.” For more information about STI, please visit http://www.suptech.com.

Safe Harbor Statement
Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our limited cash and a history of losses; our need to materially grow our revenues from commercial operations and/or to raise additional capital (which financing may not be available on acceptable terms or at all) in the very near future, before cash reserves are depleted (which reserves are expected to be sufficient into the third quarter of 2019), to implement our current business plan and maintain our viability; the performance and use of our equipment to produce wire in accordance with our timetable; overcoming technical challenges in attaining milestones to develop and manufacture commercial lengths of our HTS wire; the possibility of delays in customer evaluation and acceptance of our HTS wire; the limited number of potential customers and customer pressures on the selling prices of our products; the limited number of suppliers for some of our components and our HTS wire; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; the impact of competitive products, technologies and pricing; manufacturing capacity constraints and difficulties; the impact of any financing activity on the level of our stock price; the dilutive impact of any issuances of securities to raise capital; the steps required to maintain the listing of our common stock with a U.S. national securities exchange and the impact on the liquidity and trading price of our common stock if we fail to maintain such listing; the cost and uncertainty from compliance with environmental regulations; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2017, and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Investor Relations Contact
Moriah Shilton or Kirsten Chapman
LHA      +1-415-433-3777       invest@suptech.com

– Tables to Follow –

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$5,616,000	$3,056,000
Accounts receivable, net	—	151,000
Inventory, net	173,000	102,000
Prepaid expenses and other current assets	61,000	83,000
Total Current Assets	5,850,000	3,392,000
Property and equipment, net of accumulated depreciation of $12,172,000 and $11,200,000, respectively	1,009,000	1,793,000
Patents, licenses and purchased technology, net of accumulated amortization of $1,026,000 and $984,000, respectively	686,000	742,000
Other assets	69,000	69,000
Total Assets	$7,614,000	$5,996,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$313,000	$349,000
Accrued expenses	539,000	453,000
Total Current Liabilities	852,000	802,000
Other long-term liabilities	17,000	82,000
Total Liabilities	869,000	884,000

Stockholders’ Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized, 328,925 and 333,767 issued and outstanding, respectively	—	—
Common stock, $.001 par value, 250,000,000 shares authorized, 3,270,609 and 1,074,659 shares issued and outstanding, respectively	3,000	11,000
Capital in excess of par value	326,486,000	316,714,000
Accumulated deficit	(319,744,000)	(311,913,000)
Total Stockholders’ Equity	6,745,000	5,112,000
Total Liabilities and Stockholders’ Equity	$7,614,000	$5,996,000

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

	unaudited		unaudited	audited

Commercial product revenues	$—	$2,000	$—	$11,000
Government contract revenues	—	305,000	1,556,000	435,000
Total revenues	—	307,000	1,556,000	446,000

Costs and expenses:
Cost of commercial product revenues	634,000	651,000	2,245,000	3,072,000
Cost of government contract revenues	81,000	235,000	1,210,000	331,000
Research and development	697,000	550,000	2,352,000	2,644,000
Selling, general and administrative	884,000	766,000	3,972,000	4,062,000
Total costs and expenses	2,296,000	2,202,000	9,779,000	10,109,000

Loss from operations	(2,296,000)	(1,895,000)	(8,223,000)	(9,663,000)

Other Income and Expense
Adjustments to fair value of warrant derivatives	—	32,000	52,000	99,000
Adjustment to warrant exercise price	—	—	(24,000)	—
Other income	34,000	10,000	64,000	37,000
Net loss	$(2,262,000)	$(1,853,000)	$(8,131,000)	$(9,527,000)

Basic and diluted loss per common share	$(0.70)	$(1.73)	$(4.03)	$(9.06)

Weighted average number of common
shares issued and outstanding	3,230,975	1,071,492	2,016,869	1,052,473

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2018	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,131,000)	$(9,527,000)	$(11,116,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,015,000	1,885,000	2,139,000
Stock-based compensation expense	85,000	341,000	1,004,000
Provision for excess and obsolete inventories	—	—	—
Adjustments to fair value of warrant derivatives	(52,000)	(99,000)	(183,000)
Adjustments to warrant exercise price	24,000		66,000
Changes in assets and liabilities:
Accounts receivable	151,000	(143,000)	28,000
Inventory	(70,000)	34,000	52,000
Prepaid expenses and other current assets	22,000	26,000	12,000
Patents and licenses	14,000	212,000	(130,000)
Other assets	—	27,000	32,000
Accounts payable, accrued expenses and other liabilities	11,000	(132,000)	(9,000)
Net cash used in operating activities	(6,931,000)	(7,444,000)	(8,105,000)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(189,000)	(152,000)	—
Net cash used in investing activities	(189,000)	(152,000)	—
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from sale of common and preferred stock	9,680,000	—	11,088,000
Net proceeds from sale of warrants	—	200,000	—
Net cash provided by financing activities	9,680,000	200,000	11,088,000
Net increase (decrease) in cash and cash equivalents	2,560,000	(7,396,000)	2,983,000
Cash and cash equivalents at beginning of year	3,056,000	10,452,000	7,469,000
Cash and cash equivalents at end of year	$5,616,000	$3,056,000	$10,452,000